                       LANDS' END, INC. STOCK OPTION PLAN
                       ----------------------------------

PART 1:  IDENTIFICATION OF THE PLAN

     1.1 Title. The Plan described herein shall be known as the "Lands' End, Inc. Stock Option Plan" and is referred to herein as the "Plan." This Plan is an amendment and restatement of what was previously known as the "Lands' End, Inc. 1990 Stock Option Plan" and the "Lands' End, Inc. Second Amended and Restated 1990 Stock Option Plan."

     1.2 Purpose. The purpose of the Plan is to provide officers and key employees of Lands' End, Inc. (the "Company") with additional incentive to increase their efforts on the Company's behalf and to remain in or enter into the employ of the Company by granting such employees from time to time, at the discretion of the Committee:

          (a) incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to purchase shares of common stock of the Company ("Company Shares"), and

          (b) nonqualified stock options (meaning all options granted under the Plan which are not designated by the Committee at the time of grant as incentive stock options) to purchase Company Shares.

By virtue of the benefits available under the Plan, employees who are responsible for the future growth and continued success of the Company have an opportunity to participate in the appreciation in the value of Company Shares, which furnishes such employees with an additional incentive to work for and contribute to such appreciation through the growth and success of the Company.

          1.3 Adoption of the Plan. The Lands' End, Inc. 1990 Stock Option Plan was adopted by the Company's Board of Directors on November 27, 1990 and approved by the Company's shareholders on May 15, 1991. The Lands' End, Inc. 1990 Stock Option Plan was amended and restated by the Company's Board of Directors on October 22, 1991 and December 9, 1991 (at which time it was renamed the Lands' End, Inc. Second Amended and Restated 1990 Stock Option Plan) which amendments were approved by the Company's shareholders on May 20, 1992. The Lands' End, Inc. 1990 Second Amended and Restated Stock Option Plan was further amended and restated by the Company's Board of Directors on December 10, 1993 and April 15, 1994 (at which time it was renamed the Lands' End, Inc. Stock Option Plan) which amendments were approved by the Company's shareholders on May 18, 1994. The Lands' End, Inc. Stock Option Plan was further amended and restated by the Company's Board of Directors on April 7, 1995 (the "Latest Restatement Date"). Options may be granted under the Plan, as amended and restated on the Latest Restatement Date, before such amendment and restatement is approved by the Company's shareholders; provided, that if such shareholder approval shall not have been obtained by September 30, 1995, all options granted under the Plan on or after May 18, 1994 shall automatically be deemed to have been granted under and pursuant to the terms of the Plan as in effect prior to such amendment and restatement.

          1.4 Company Shares Reserved for the Plan. There is reserved for issuance upon the exercise of options to be granted under the Plan an aggregate of 2,500,000 Company Shares, which may be authorized and unissued shares or treasury shares and which number is subject to adjustment for events occuring after the Latest Restatement Date as provided in Section 5.4.


PART 2:  ADMINISTRATION OF THE PLAN

          2.1 Committee's Membership and Powers. The Plan will be administered by a committee of the Board of Directors of the Company (the "Committee") consisting of two or more Directors as the Board may designate from time to time, none of whom has been eligible to receive a benefit under this Plan or under any other plan of the Company entitling participants to acquire stock, stock options or stock appreciation rights for a period of at least one year prior to appointment. The members of the Committee must be "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" as that term is defined in Section 162(m) of the Code. No person who is appointed as a member of the Committee shall be entitled to receive any benefit under the Plan for a period of at least one year following the termination of such person's membership on the Committee. The Committee shall have the power to construe and interpret this Plan, to make all factual determinations hereunder and to establish the terms of any incentive stock options or nonqualified stock options granted hereunder. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its shareholders and in accordance with the purpose of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by all of the Committee members. The initial members of the Committee are David Heller and John Latter.

          2.2 Indemnification. Service on the Committee shall constitute service as a Director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company to the full extent provided for at any time by law, the Company's Certificate of Incorporation, the Company's By-Laws and in any insurance policy or other agreement intended for the benefit of the Company's Directors.


PART 3:  PLAN PARTICIPANTS

          Participants will consist of such officers and key employees of the Company as the Committee in its sole discretion determines from time to time. Designation of a participant in any year shall not require the Committee to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider such factors as its deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

PART 4:  TERMS AND CONDITIONS OF OPTIONS

          4.1 Grant Date. An option shall be deemed to have been granted under the Plan on the date (the "Grant Date") designated by the Committee at the time it shall approve such option as the Grant Date of such option, provided that the Committee may not designate a Grant Date with respect to any option which is earlier than the date on which the granting of such option is approved by the Committee.

          4.2 Option Price. The option price per Company Share shall be fixed by the Committee at or before the time the Committee approves the granting of the option. However, except as provided in the following sentence, no option shall have an option price per Company Share of less than 100 percent of the fair market value of a Company Share on the Grant Date of the option. At its discretion, the Committee may issue options to a participant who, in accordance with section 5.8 hereof, has voluntarily surrendered and cancelled a prior option at a price per Company Share equal to or greater than the price per Company Share of the prior option. For this purpose "fair market value" of a Company Share as of any date shall be equal to the last per share sales price reported for a Company Share for such date in The Wall Street Journal or, if no sales of Company Shares are reported for such date in The Wall Street Journal, for the next succeeding date for which sales of Company Shares are so reported in The Wall Street Journal. If sales of Company Shares are not reported for any date in The Wall Street Journal, then the "fair market value" of a Company Share as of any date shall be determined in such manner as shall be prescribed in good faith by the Committee.

          4.3 Term and Exercisability of Options. Options may "vest" and become exercisable in one or more installments upon the passage of a specified period of time as the Committee shall in each case determine in its sole discretion when the option is granted; however no option may be exercised later than December 31 of the year in which the tenth anniversary of the Grant Date of such option occurs (or any earlier date which is the last day of the term of the option). The Committee shall have authority, in its sole discretion, to accelerate the vesting and exercisability of all or part of any option granted hereunder and, subject to section 4.5 hereof, to establish restrictions or limitations with respect to the exercise of options, including, but not limited to, the period during which options may be exercised.

          4.4 Special Incentive Stock Option Terms. The terms of each incentive stock option granted under the Plan shall include those terms which are required by Section 422 of the Code and such other terms not inconsistent therewith as the Committee may determine. Each option which is designated by the Committee as an incentive stock option shall be considered to have contained from the outset such terms and provisions as shall be necessary to entitle such intended incentive stock option to the tax treatment afforded by the Code to incentive stock options under Section 422 of the Code. If any agreement covering such an intended incentive stock option granted under the Plan does not explicitly include any terms required to entitle such intended incentive stock option to the tax treatment afforded by the Code to incentive stock options, then all of such required terms and provisions shall be considered implicit in such agreement and such intended incentive stock option shall be considered to have been granted subject to such required terms and conditions. In accordance with Section 422 of the Code, the aggregate fair market value

(determined as of the grant date) of the Company Shares with respect to which incentive stock options are exercisable for the first time by a participant in any given calendar year shall not exceed $100,000.

          4.5 Termination of Employment. Unless otherwise determined by the Committee, if a participant ceases to be employed by the Company for reasons other than his disability (as described in clause (c) below), retirement on or after his normal retirement date or death, the option (or any remaining unexercised portion thereof) shall terminate effective as of the date of the participant's termination of employment and no portion of the terminated option shall be exercisable after that date. Unless otherwise determined by the Committee, if a participant's termination of employment is a result of his retirement, death or disability, the following provisions shall apply with respect to such option:

          (a) If the participant's termination of employment is on account of his retirement at or after his normal retirement date, any unexercised portion of the option shall be exercisable during the 12 months following the retirement date (unless earlier terminated) and shall terminate on the first anniversary of the date of the termination of his employment (or such earlier time when the option would otherwise expire or terminate on its own terms) whether or not such option or options were exercisable on the retirement date under the provisions of the applicable agreements relating thereto. To the extent that any such unexercised portion of the option is not exercised within three months following the date of termination of employment, it cannot be exercised as an incentive stock option but only as a nonqualified stock option.

          (b) If the participant's termination of employment is on account of his death, any vested but unexercised portion of the option shall be exercisable during the 12 months following the date of death (unless earlier terminated) and shall terminate on the first anniversary of the date of death (or such earlier time when the option would otherwise expire or terminate on its own terms). Vested options may be exercised by the participant's estate or any person who acquired the right to exercise the option by bequest, inheritance or the laws of descent and distribution.

          (c) If the participant's termination of employment is on account of his disability, any vested but unexercised portion of the option shall be exercisable during the six months following the termination of employment (unless earlier terminated) and shall terminate on the 180th day following the termination of his employment (or such earlier time when the option would otherwise expire or terminate on its own terms). In such event, vested options may be exercised by the participant or his guardian. For this purpose a participant shall be considered "disabled" if the Committee determines in good faith that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

          4.6 Method of Exercising Options. An option may be exercised only by a written notice to the Company accompanied by payment of the full option price which, in the discretion of the Committee, may be made in any one or any combination of the following: cash, certified or official bank check, or delivery of Company Share certificates endorsed in blank or accompanied by executed stock powers evidencing Company Shares whose value shall be deemed to be the "fair market value" (as determined in accordance with Section 4.2 hereof) on the date of exercise of such Company Shares.

          4.7 Maximum Grant. In accordance with Section 162(m) of the Code, the maximum number of Company Shares with respect to which options may be granted to any one participant in any twelve month period is 400,000 (as proportionately adjusted for all stock splits, stock dividends and other recapitalizations occurring after the Latest Restatement Date).


PART 5:  GENERAL PROVISIONS

          5.1 Option Agreement. No person shall have any rights under any option granted under this Plan unless and until the Company and the person to whom such options shall have been granted shall have executed and delivered an agreement expressly granting the option to such person and containing provisions setting forth the terms of the option.

          5.2 Shareholder Rights. A participant shall not have any dividend, voting or other shareholder rights by reason of a grant of an option prior to the issuance of any Company Shares pursuant to the proper exercise of all or any portion of such option.

          5.3 Nontransferability of Options. Each option granted under this Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the participant's lifetime only by such participant or his guardian in the event of disability. In the event of the death of a participant, exercise shall be made only:

          (a) by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution; and

          (b) to the extent that the deceased participant was entitled thereto at the date of his death.

          5.4 Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, combination, split-up, spin-off, repurchase or exchange of Company Shares or other securities of the Company, issuance of warrants or other rights to purchase Company Shares or other securities of the Company, or other similar corporate transaction or event affects the Company Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Company Shares (or other securities or property) which thereafter may be made the subject of options, (b) the number and type of Company Shares (or other securities or property) subject to outstanding options, and (c) the grant, purchase, or exercise price with respect to any options, or, if deemed appropriate, make provision for a cash payments to the holder of an outstanding option.

          5.5 Withholding of Taxes. The Company shall be entitled, if the Committee (or any financial officer designated by it) considers it necessary or desirable, to withhold (or secure payment from the participant in lieu of withholding) the amount of any withholding or other payment required of the Company under the tax withholding provisions of the Code, any state's income tax act or any other applicable law with respect to any Company Shares issuable under such participant's exercised options, and the Company may defer issuance unless indemnified to its satisfaction with respect to payment of such withholding or other tax. Subject to such rules as the Committee may adopt, participants may satisfy this obligation, in whole or in part, by an election to have the number of Company Shares received upon exercise of any option reduced by a number of Company Shares having a "fair market value" (as determined in accordance with Section 4.2 hereof) equal to the amount of the required withholding to be so satisfied or to surrender to the Company previously held Company Shares having an equivalent fair market value.

          5.6 No Employment Rights Conferred. Nothing in the Plan or in any option granted under the Plan shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company at any time to terminate his employment with or without cause or to adjust his compensation.

          5.7  Disposition of Company Shares.
               -----------------------------

          (a) Unless otherwise specifically authorized by the Committee, participants may not dispose of, sell or otherwise transfer any Company Shares acquired upon exercise of options granted under the Plan for a period of six months following the Grant Date.

          (b) As a condition of participation in the Plan, each participant agrees that he will give prompt notice to the Committee of any disposition of Company Shares acquired upon the exercise of an incentive stock option if such disposition occurs within either two years after the Grant Date of an incentive stock option or one year after the receipt of such Company Shares by the participant following his exercise of the incentive stock option.

          5.8 Cancellation of Options. By express written agreement a participant and the Committee may agree that any previously granted option is thereby cancelled as of the date of the agreement and, at its discretion, the Committee may subsequently grant to such a participant who has voluntarily surrendered and cancelled a prior option one or more new or substitute similar or different options under the Plan.

          5.9 Continued Availability of Company Shares Under Unexercised Options. If an option granted under the Plan terminates or expires without being wholly exercised or if Company Shares as to which an option has been exercised shall for any reason not be issued, a new option may be granted under the Plan covering the number of Company Shares to which such termination, expiration, failure to issue or reacquisition related.

          5.10 No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any option agreement or any option granted under the Plan or any rule or procedure established by the Committee.

          5.11 Choice of Law. Each option granted under the Plan shall be considered to be a contract under the laws of the State of Wisconsin and, for all purposes, the Plan and each option granted under the Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

          5.12 Successors. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

          5.13 Severability. If any provision of the Plan or an option agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, and the Plan and such agreement shall each be construed and enforced as if the invalid provisions had never been set forth therein.

          5.14 Performance Compensation. All options granted under the Plan are intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code. In the event that any provision of the Plan would cause any option granted under the Plan to be treated as other than "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be deemed automatically amended to the extent necessary to cause all options granted under the Plan to be treated as "performance-based compensation" within the meaning of Section 162(m) of the Code.


PART 6:  AMENDMENT AND TERMINATION

          6.1 Amendment. The Board of Directors may amend the Plan from time to time, in its sole discretion, but no amendment shall:

          (a) without a participant's consent impair his rights to any option theretofore granted; or

          (b) without the authorization and approval of the Company's shareholders (i) increase the maximum number of Company Shares which may be issued in the aggregate under the Plan, except as provided in subsection 5.4, (ii) extend the termination date of the Plan or of any option granted under the Plan, (iii) enlarge the class of employees eligible to receive options under the Plan or (iv) create "material changes" to the Plan for purposes of Section 162(m) of the Internal Revenue Code.

          6.2 Termination. The Board of Directors may terminate the Plan at any time with respect to Company Shares for which options have not theretofore been granted. Unless earlier terminated, the Plan will terminate at the close of business on December 31, 2000. Following the termination of the Plan, no further options may be granted under the Plan; however, all options which prior to the Plan termination have not expired, terminated or been exercised or surrendered may be exercised thereafter in accordance with their terms and the terms hereof, and the Committee shall continue to have its full powers under the Plan, except with respect to the granting of options under the Plan.

                           *     *     *     *     *